Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors
VantageSouth Bancshares, Inc.
Raleigh, North Carolina

We consent to the incorporation by reference in the registration statements (Nos. 333-137235, 333-136522, 333-126871, 333-108456, 333-68974 and 333-68990) on Form S-8, in the registration statement on Form S-3 (No. 333-157137), and in the registration statement on Form S-4 (333-185118) of VantageSouth Bancshares, Inc. (the “Company”) of our report dated March 13, 2014 with respect to the consolidated financial statements of the Company as of December 31, 2013 and 2012, and for the year ended December 31, 2013 (Successor), for the period from February 1, 2012 through December 31, 2012 (Successor), and the period from January 1, 2012 through January 31, 2012 (Predecessor) which report appears in the Company’s 2013 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina
March 13, 2014